Exhibit 10.3

The Dow Chemical Company
2030 Dow Center
Midland, MI 48674

April 4, 2017

AgroFresh Solutions, Inc.
One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106-2390

STOCK BUYBACK

Dear Ladies and Gentlemen:
AgroFresh Solutions, Inc. (the “Company”) and The Dow Chemical Company (“TDCC”) have agreed that TDCC will use its reasonable best efforts to purchase additional shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), on the terms and subject to the conditions set forth herein.

1.
Common Stock Purchases. During the period commencing on the Rule 10b5-1 Plan Adoption Date and ending on the 18th month anniversary of the Rule 10b5-1 Plan Adoption Date (the “Purchase Period”), TDCC shall, or shall cause one or more of its Affiliates to, use reasonable best efforts, subject to the terms and conditions set forth herein, to purchase from time to time up to 5,070,358 shares of Common Stock, in the aggregate, by means of, and in accordance with one or more plans or programs designed to comply with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (each such plan or program, a “Rule 10b5-1 Plan”). Each such Rule 10b5-1 Plan adopted by TDCC during the Purchase Period shall be in one of the two forms, and contain the terms, conditions and limitations, as agreed to by the parties hereto on the date of this letter agreement, and the parties acknowledge and agree that TDCC shall have no obligation hereunder to adopt or implement a Rule 10b5-1 Plan containing any terms, conditions or limitations other than those set forth in such form or otherwise purchase any shares of Common Stock.

TDCC shall adopt a Rule 10b5-1 Plan (which such new Rule 10b5-1 Plan shall be in the form, and contain the terms, conditions and limitations, as agreed to by the parties hereto on the date of this letter agreement) at the earliest practicable date that such Rule 10b5-1 Plan may be adopted in compliance with the requirements of Rule 10b5-1 of the Exchange Act (such date, the “Rule 10b5-1 Plan Adoption Date”). Subject to the immediately following paragraph, during the Purchase Period, (a) TDCC agrees not to amend, modify or terminate such Rule 10b5-1 Plan or suspend the purchases of Common Stock being made pursuant to such Rule 10b5-1 Plan, except (i) in the event that TDCC determines in good faith, in its sole discretion, that purchasing additional shares of Common Stock would reasonably be expected to require TDCC and/or any of its Affiliates to consolidate the results of operations and financial position of the Company and/or any of the Company’s subsidiaries (determined in accordance with United States generally accepted accounting principles and consistent with SEC reporting requirements), (ii) as required by applicable Law upon the advice of TDCC’s outside counsel or (iii) with the prior written consent of the Sponsor and the Company, and (b) TDCC shall have no obligation to amend, modify or terminate such Rule 10b5-1 Plan or suspend the purchases of Common Stock being made pursuant to such Rule 10b5-1 Plan.
Nothing in this letter agreement shall obligate TDCC to make any purchases of Common Stock in violation of the Hart-Scott-Rodino Antitrust Act of 1976, as amended (the “HSR Act”). If any notification under the HSR Act is required to complete the acquisitions contemplated by this letter agreement, TDCC shall (a) file promptly with the United States Department of Justice Antitrust Division and the United States Federal Trade Commission the notification and report forms required by the HSR Act in connection with TDCC purchasing additional shares of Common Stock as contemplated by this letter agreement and make any other filings required to be made with any Governmental Authorities in connection with securing Competition Law clearances with respect to such additional purchases of Common Stock and (b) TDCC may terminate the then-current Rule 10b5-1 Plan until TDCC has obtained all actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders of Governmental Authorities under applicable Competition Law necessary to legally permit TDCC to purchase additional shares of Common Stock as contemplated by this letter agreement (the “Merger Control Clearances”). The Company shall bear any associated filing fees and other reasonable and documented out of pocket costs and expenses (including attorney’s fees) incurred by TDCC in connection with such filings. In the event TDCC has elected to terminate the Rule 10b5-1 Plan pursuant to clause (b) above, upon TDCC obtaining all Merger Control Clearances, TDCC shall adopt a new Rule 10b5-1 Plan (which such new Rule 10b5-1

Plan shall be in the form, and contain the terms, conditions and limitations, as agreed to by the parties hereto on the date of this letter agreement) at the earliest practicable date that such new Rule 10b5-1 Plan may be adopted in compliance with the requirements of Rule 10b5-1 of the Exchange Act.
If at any time during the Purchase Period there is any stock split (including reverse stock split), share reclassification, stock dividend or distribution, or combination, exchange, readjustment of shares, or similar transaction affecting the Company, the parties agree to make adjustments both to the number of shares that TDCC or its Affiliates shall endeavor to purchase and to the implied maximum price that TDCC or its Affiliates shall be obligated to pay under Section 1 of this letter agreement to reflect such change in an equitable manner mutually acceptable to TDCC and the Company, it being understood that an outcome consistent with the then-applicable Rule 10b5-1 Plan shall be acceptable to the Company.

2.	General Representations. As an inducement to the other parties hereto to enter into this letter agreement, each party hereto hereby represents and warrants to the other parties hereto the following:

a.
Organization; Good Standing; Qualification. Such party (if such party is not an individual) is validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other business entity power and authority to conduct its business as currently conducted, except where the failure to be in good standing or to have such power and authority would not materially impair such party’s ability to consummate the transactions contemplated hereby or comply with the terms and provisions hereof applicable to such party.

b.
Authority; Approvals. Such party has requisite power and authority (and, in the case of a party that is an individual, the requisite capacity) to execute and deliver this letter agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This letter agreement has been duly authorized and duly and validly executed and delivered by such party and (assuming due authorization, execution and delivery by the other parties hereto) constitutes legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.

c.
No Violation. Neither the execution and delivery of this letter agreement by such party nor the consummation by such party of the transactions contemplated hereby nor compliance by such party with any of the terms or provisions hereof applicable to such party shall (i) if such party is not an individual, violate any provision of such party’s constituent documents or (ii) (A) violate any Law applicable to such party or any of its respective assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancellation of, or result in the creation of any Lien upon any of the assets of such party under any of the terms, conditions or provisions of any Contract to which such party is a party, or by which their or any of its assets may be bound, except, in the case of clause (ii) where such violation conflict, breach, default, termination, cancellation or Lien (as applicable) would not materially impair such party’s ability to consummate the transactions contemplated hereby or to comply with the terms and provisions hereof applicable to such party.

d.
Consents and Approvals. Except for filings by TDCC with the SEC required under the Exchange Act and any Merger Control Clearances, no consents or approvals of or filings or registrations with any Governmental Authority, or of or with any third party, are necessary in connection with the execution and delivery by such party of this letter agreement or the consummation by such party of the transactions contemplated hereby and compliance by such party with any of the provisions hereof.

3.	Miscellaneous.

a.
Further Assurances. On and after the execution of this letter agreement, each party hereto shall execute and deliver to any other party such documents, agreements and other instruments as may be reasonably requested by such other party and that are required to effectuate the transaction contemplated by this letter agreement.

b.
Amendments and Waivers. This letter agreement may be amended, modified or supplemented only by an instrument in writing signed by the parties hereto. The failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term or covenant contained in this letter agreement shall be effective unless it is in a writing signed by such party.

c.
Assignment; No Third Party Beneficiaries. This letter agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

d.
Severability. If any provision of this letter agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

e.
Specific Performance. Each party to this letter agreement (i) may demand specific performance of this Agreement and (ii) hereby irrevocably waives any defense based on the adequacy of a remedy at law or the inappropriateness of specific performance as a remedy for breach of this letter agreement in any action that may be brought by any party against any other party in respect of this letter agreement.

f.
Counterparts. This letter agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g.
Capitalized Terms. Capitalized terms used in this letter agreement that are not otherwise defined herein have the meanings given to such terms in the Stock Purchase Agreement, dated as of April 30, 2015, by and between the Company and TDCC, as amended.

h.
Other Definitional Provisions and Interpretation. The headings preceding the text of sections included in this letter agreement are for convenience only and shall not be deemed part of this letter agreement or be given any effect in interpreting this letter agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this letter agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this letter agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to sections or clauses shall refer to those portions of this letter agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this letter agreement as a whole and not to any particular section, paragraph or clause of this letter agreement.

i.
Governing Law. This letter agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

j.	Waiver of Jury Trial; Jurisdiction; Venue. The provisions of Section 11.14 of the Stock Purchase Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

Please sign below to indicate your agreement to the terms set out in this letter.

Sincerely yours,

The Dow Chemical Company

/s/ Eric P. Blackhurst
By:	Eric P. Blackhurst
Title:	Authorized Representative

ACCEPTED AND AGREED:

AgroFresh Solutions, Inc.

/s/ Jordi Ferre
By:	Jordi Ferre
Title:	Chief Executive Officer